AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is entered into this 27th day of February, 2002 by and between (a) JVWeb, Inc., a Delaware corporation ("JVWeb"), and IQB Acquisition Corporation, a wholly-owned Delaware subsidiary of JVWeb (the "Subsidiary"), on the one hand, and (b) IQ Biometrix California, Inc., a California corporation ("IQB"), and Pierre Cote, Sylvie Lariviere and Eric McAfee, each a shareholder of IQB (referred to hereinafter singly as a "Shareholder" and collectively as the "Shareholders"), on the other hand.

                                    RECITALS:

         WHEREAS, the parties desire to merge IQB with and into the Subsidiary (with the Subsidiary being the surviving corporation), upon the terms and subject to the conditions set forth in this Agreement;

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties set forth herein and other valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE 1
                                   THE MERGER

         1.1 The Merger. In accordance with the provisions of this Agreement, at the Effective Time (as hereinafter defined), IQB shall be merged with and into the Subsidiary (the "Merger"), which shall be the surviving corporation and shall continue its corporate existence under the laws of the State of Delaware under the name "I.Q. Biometrix Operations, Inc." (the "Surviving Corporation") unimpaired and unaffected by the Merger. The separate corporate existence of IQB shall cease at the Effective Time. IQB and the Subsidiary are sometimes hereinafter collectively referred to as the "Constituent Corporations."

         1.2 Effective Time. The Merger shall become effective at the time of
(a) the filing of a Certificate of Merger with the Secretary of State of Delaware in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), and (b) the filing of a Certificate of Merger with the Secretary of State of California in accordance with the provisions of the California Corporation Code (the "CCC"). IQB and the Subsidiary agree to file the aforementioned Certificates of Merger at the time of the Closing, as hereinafter defined. The date and time when the Merger shall become effective is referred to herein as the "Effective Time."

         1.3      Effect of the Merger.

         (a) The Surviving Corporation shall, without transfer, thereupon and thereafter possess all assets and property of every description, and every interest therein, wherever located, and the rights privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, and be subject to all of the restrictions, disabilities, and duties of each of the Constituent Corporations, and all obligations of or belonging to or due to either of the Constituent Corporations, shall be vested in the Surviving Corporation without further act or deed; all assets and property of every description, and every interest therein, wherever located, and the rights privileges, immunities, powers, franchises, and authority shall thereafter be the property of the Surviving Corporation as effectively as when they were the property of the Constituent Corporations, and the title to any real estate or any interest therein vested in either of the Constituent Corporations shall not revert or in any way be impaired by reason of the Merger; all rights of creditors and all liens upon any property of the Constituent Corporations existing as of the Effective Time shall be preserved unimpaired; and all debts, liabilities, and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred for or by it; and any action or proceeding, whether civil, criminal, or administrative, pending by or against either Constituent Corporation shall be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in any such action or proceeding.

         (b) All corporate acts, plans, policies, contracts, approvals, and authorizations of IQB and its shareholders, Board of Directors, committees elected or appointed by its Board of Directors, officers, and agents that were valid and effective immediately prior to the Effective Time shall be taken for all purposes as the acts, plans, policies, contracts, approvals, and authorizations of the Surviving Corporation and shall be effective and binding thereon as the same were with respect to IQB. Any employees of IQB at the Effective Time shall become employees of the Surviving Corporation.

         1.4 Closing. The Closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of JVWeb at 10:00 a.m. local time, on March 29, 2002, or at such other place and on such other date as JVWeb, the Subsidiary and IQB may mutually agree in writing (the "Closing Date").

         1.5   Certificate of Incorporation, Bylaws, and Directors and Officers.

         (a) The Certificate of Incorporation attached hereto as Exhibit A shall be the Certificate of Incorporation of the Surviving Corporation until amended as provided by law.

         (b) The Bylaws attached hereto as Exhibit B shall be the Bylaws of the Surviving Corporation until amended as provided by law.

         (c) The following persons shall be the directors of the Surviving Corporation, each to his seat in accordance with the Certificate of Incorporation and Bylaws of the

Surviving Corporation until their respective successors shall have been elected and qualified:

                                    Pierre Cote
                                    Greg Micek
                                    Eric McAfee

         (d) The following persons shall be the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors shall have been elected and qualified:

                  Name of Officer                    Offices

                  Pierre Cote                     Chairman of the Board and
                                                  Chief Executive Officer
                  Eric McAfee                       Vice Chairman of the Board
                  Greg Micek                        Executive Vice President and
                                                  Chief Financial Officer
                  Sylvie Lariviere                  Executive Vice President -
                                                    Marketing
                  Richard Thompson                Executive Vice President -
                                                    Chief Operations Officer
                  Case Lawrence                   Executive Vice President-
                                                    General Counsel
                  Paul Schroeder                  Controller

         1.6      Shareholder and Director Approvals.

         (a) IQB and the Subsidiary shall submit, for consideration, approval and adoption at Special Meetings of Shareholders convened as soon after the date hereof as is possible (or if feasible, by means of written consent in lieu of a Special Meeting), the Merger and all other actions contemplated by this Agreement that require approval and adoption by their respective shareholders.

         (b) In submitting the Merger to its shareholders, IQB agrees to furnish its shareholders with copies of JVWeb's Annual Report on Form 10-KSB for its fiscal year ended June 30, 2001 and copies of all of JVWeb's other filings with the U.S. Securities and Exchange Commission made thereafter. IQB agrees to use reasonable and its best efforts to procure from each of its shareholders such information and documentation (in form acceptable to JVWeb) as JVWeb may request to confirm that the issuance of JVWeb securities in connection with the Merger pursuant to ARTICLE 2 below will be exempt from all applicable Federal and state securities offering registration requirements.

         (c) The Subsidiary shall submit, for consideration, approval and adoption at a Special Meeting of Directors convened as soon prior to the Closing as is possible after the date here, the Merger and all other actions contemplated by this Agreement that require approval and adoption by the Board of Directors of the Subsidiary.

                                                      ARTICLE 2
                                                CONVERSION OF SHARES

         2.1 Conversion. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

         (a) Each share of the common stock of the Subsidiary issued and outstanding immediately prior to the Effective Time shall remain outstanding after the Merger.

         (b) All shares of the common stock of IQB issued and outstanding immediately prior to the Effective Time ("IQB Common Stock") (except for shares of IQB Common Stock held as treasury shares of IQB, all of which shall be retired and cancelled) shall automatically be converted by reason of the Merger and without any action by the holders thereof into and become shares of the common stock of JVWeb ("JVWeb Common Stock"). The total number of shares of JVWeb Common Stock to be issued in connection with the Merger with respect to the IQB Common Stock (the "Total Shares") shall be 13,054,196 shares. The shares of IQB Common Stock so converted shall cease to exist as such at the Effective Time and shall exist only as shares of JVWeb Common Stock.

         (c) Each warrant or option to purchase a share of IQB Common Stock outstanding immediately prior to the Effective Time shall continue outstanding as a warrant or option to purchase, in lieu of the right to purchase a share of IQB Common Stock, upon the same terms and conditions as applicable immediately prior to the Effective Time under the relevant warrant or option, the same number of shares of JVWeb Common Stock into which each share of IQB Common Stock outstanding immediately prior to the Effective Time was converted at the Effective Time.

         (d) JVWeb shall not issue fractional shares of JVWeb Common Stock pursuant to the provisions of subsections (b) or (c) immediately above, but, in lieu thereof, shall make a cash payment equal to the product of the closing sale price of the JVWeb Common Stock on the last trading day prior to the Effective Date (in the case of subsections (b)) or prior to the date of the exercise of the warrant or option (in the case of subsections (c)), multiplied by the fraction of a whole share represented by the fractional share.

         2.2 Exchange of Certificates. (a) If the Merger is approved by the shareholders of both IQB and the Subsidiary and the Board of Directors of JVWeb, after the Effective Time, each holder of an outstanding certificate or certificates representing shares of IQB Common Stock may, but is not required to, surrender such certificate or certificates to IQB along with such other documents as may be deemed necessary by IQB, the Surviving Corporation or JVWeb effectively to surrender and exchange such certificate or certificates. From and after the Effective Time and until certificates representing shares of IQB Common Stock are surrendered for exchange or registration of transfer, all certificates that prior to the Effective Time of the Merger represented shares of IQB Common Stock shall be deemed for all purposes to represent and evidence the number of shares of JVWeb Common Stock into which they were so converted under the terms of Section 2.1(b) of this Agreement.

         (b) After the Effective Time, whenever certificates that formerly represented IQB Common Stock are presented for exchange or registration of transfer, JVWeb shall cause to be issued in respect thereof certificates representing the number of shares of JVWeb Common Stock into which the surrendered shares of IQB Common Stock were so converted under the terms of
Section 2.1(b) of this Agreement. If certificates for JVWeb Common Stock are to be delivered to or in the name of a person other than the person in whose name a surrendered certificate is registered, the surrendered certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting the transfer shall pay to JVWeb all transfer or other taxes required by reason of the change in ownership or establish to JVWeb's satisfaction that such taxes have been or are not required to be paid.

         (c) If any certificate formerly representing shares of IQB Common Stock shall have been lost, stolen, or destroyed, upon the making of an affidavit in form and substance satisfactory to JVWeb of that fact by the person claiming the certificate to be lost, stolen or destroyed and subject to such other conditions as JVWeb may reasonably impose, JVWeb shall issue in exchange for the lost, stolen or destroyed certificate a certificate representing the number of shares of JVWeb Common Stock into which the shares of IQB Common Stock represented by the lost, stolen, or destroyed certificate were so converted under the terms of
Section 2.1(b) of this Agreement. When authorizing the issuance of the shares of JVWeb Common Stock in exchange therefor, JVWeb may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such a certificate to give JVWeb a bond or other indemnity in any amount reasonably satisfactory to JVWeb against any claim arising against JVWeb with respect to the stolen or destroyed certificate.

         (d) All shares of JVWeb Common Stock into which IQB Common Stock shall have been converted pursuant to this Article 2 shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares and shall, when issued pursuant to the provisions hereof, be validly issued, fully paid, and nonassessable.

                                    ARTICLE 3
                             DISSENTING SHAREHOLDERS

         3.1 Notwithstanding any provision of this Agreement to the contrary, any shares of IQB Common Stock held by a holder who has demanded and perfected appraisal or dissenters' rights for such shares in accordance with California Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive JVWeb Common Stock pursuant to
Article 2, but the holder thereof shall only be entitled to such rights as are granted by California Law.

         3.2 Notwithstanding the provisions of Section 3.1, if any holder of shares of IQB Common Stock who demands appraisal of such shares under California Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive JVWeb Common Stock and fractional shares as provided in Article 2, without interest thereon, upon surrender of the certificate representing such shares.

         3.3 IQB shall give JVWeb prompt notice of any written demands for appraisal of any shares of IQB Common Stock, withdrawals of such demands, and any other instruments served pursuant to California Law and received by IQB.

                                    ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

         Each Shareholder hereby represents, warrants and agrees, jointly and severally, to and with JVWeb and the Subsidiary that (except as otherwise set forth on a Schedule of Exceptions attached hereto):

         4.1 Organization and Standing of IQB. IQB is a corporation duly organized, validly existing, and in good standing under the laws of the state of California. IQB has full requisite corporate power and authority to carry on its business as it is now being conducted, and to own, operate, and lease the properties now owned, operated, or leased by it. IQB is duly authorized and qualified to carry on its business in the manner as now conducted in each state in which authorization and qualification is required. IQB has made available to JVWeb and its representatives as requested true, correct and complete copies of the contents of IQB's minute book, which are accurate in all respects and set forth fully and fairly all of the IQB's transactions.

         4.2 Capitalization of IQB. The authorized capital stock of IQB (the "Capital Stock") consists of fifty million (50,000,000) shares of IQB Common Stock, 16,000,000 of which were issued and outstanding prior to the consummation of the Merger. The shares of Capital Stock issued and outstanding prior to the consummation of the Merger are duly and validly authorized and issued and are fully paid and non-assessable, and were not issued in violation of the pre-emptive rights of any current or former shareholder. The shares of Capital Stock issued and outstanding prior to the consummation of the Merger were issued, and all secondary transfers of such shares permitted by IQB were made, in compliance with all applicable law (including, without limitation, available exemptions from the securities offering registration requirements of federal and state law). No option, warrant, call, subscription, convertible security, or commitment of any kind obligating IQB to issue any Capital Stock exists. There is not any compensation plan applicable to any of the officers, directors, or employees of IQB under which compensation accrued or payable is determined, in whole or in part, by reference to Capital Stock. There are no agreements or commitments obligating IQB to repurchase or otherwise acquire any Capital Stock.

         4.3 Subsidiaries and Other Ventures. IQB has no subsidiaries or affiliated corporations, and owns no capital stock, bond, or other security of, or has any equity or proprietary interest in, any corporation, partnership, joint venture, trust, or unincorporated association.

         4.4 Ownership of Stock. All Capital Stock is owned free and clear of any mortgage, lien, security interest, claim, charge, pledge, encumbrance and any restriction on the transfer thereof of any nature whatsoever. None of the outstanding shares of Capital Stock is subject to any voting trust, voting agreement, or other agreement or understanding with respect to the voting thereof, nor is any proxy in existence with respect to any such shares.

         4.5 Capacity to Enter into Agreement. IQB and each Shareholder has full right, power and authority to execute and deliver this Agreement and all other agreements, documents and instruments to be executed in connection herewith and perform such its or his obligations hereunder and thereunder. The execution and delivery by IQB of this Agreement and all other agreements, documents and instruments to be executed by IQB in connection herewith have been authorized by all necessary corporate action by IQB, other than for the approval of the shareholders of IQB, which will be sought pursuant to this Agreement. When this Agreement and all other agreements, documents and instruments to be executed by IQB or a Shareholder in connection herewith have been executed by IQB or such Shareholder (as the case may be) and delivered to JVWeb and the Subsidiary, this Agreement and such other agreements, documents and instruments will constitute the valid and binding agreements of IQB or such Shareholder (as the case may be), enforceable against IQB or such Shareholder (as the case may be) in accordance with their respective terms.

         4.6 Conflicts. Exc The execution, delivery, and consummation of the transactions contemplated by this Agreement will not (a) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute a default (by way of substitution, novation or otherwise) under the terms of, any contract to which IQB or any Shareholder is a party or by which IQB or any Shareholder is bound or by which any of the assets of IQB or any Shareholder is bound or affected, (b) violate any judgment against, or binding upon, IQB or any Shareholder or upon the assets of IQB or any Shareholder, (c) result in the creation of any lien, charge or encumbrance upon any assets of IQB or any Shareholder pursuant to the terms of any such contract, or (d) violate any provision in the charter documents, bylaws or any other agreement affecting the governance and control of IQB.

         4.7 Consents. No consent from, or other approval of, any governmental entity or any other person, which has not been obtained, is necessary in connection with the execution, delivery, or performance of this Agreement by IQB or any Shareholder, other than for the approval of the shareholders of IQB, which will be sought pursuant to this Agreement.

         4.8 Financial Statements. IQB has delivered to JVWeb or its representatives copies of the following financial statements (hereinafter collectively referred to as the "Financial Statements"): a balance sheet of the Company as of December 31, 2001 and a balance sheet of CISystems, Inc., a Delaware corporation ("CIS") as of December 31, 2001 (such two balance sheets are referred to hereinafter collectively as the "Balance Sheets"), and a statement of operation for the Company for the period beginning on the date of its incorporation and ending December 31, 2001 and a statement of operation for CIS for the period beginning on January 1, 2001 and ending December 31, 2001.

         (a) The Financial Statements are complete and correct, present fairly the financial condition of IQB as at the respective dates thereof, and the results of operations for the respective periods covered thereby, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis;

         (b) There is no basis for the assertion of any liabilities or obligations, either accrued, absolute, contingent, or otherwise, which might adversely affect the value, use, operation or enjoyment of the assets or business of IQB, which liabilities or obligations are not expressly set forth on the Balance Sheets; and

         (c) IQB is not a party to or bound either absolutely or on a contingent basis by any agreement of guarantee, indemnification, assumption or endorsement or any like commitment of the obligations, liabilities or indebtedness of any other person (whether accrued, absolute, contingent or otherwise).

         4.9 Absence of Certain Changes and Events. Since the date of the Balance Sheets, there has not been:
                  -------------------------------------

         (a) Any adverse change in the financial condition, operations, business prospects, employee relations, customer relations, assets, liabilities (accrued, absolute, contingent, or otherwise) or income of IQB, or the business of IQB, from that shown on the Financial Statements;

         (b) Any declaration, setting aside, or payment of any distribution in respect of the equity interests in IQB, or any direct or indirect redemption, purchase, or any other acquisition of any such interests;

         (c) Any borrowing of, or agreement to borrow any funds or any debt, obligation, or liability (absolute or contingent) incurred by IQB (whether or not presently outstanding) except current liabilities incurred, and obligations under agreements entered into in the ordinary course of business;

         (d) Any mortgage, pledge, lien, security interest, charge, claim or other encumbrance created on or in any of IQB's properties or assets, except liens for current taxes not yet due and payable;

         (e) Any sale, assignment, or transfer of IQB's assets, except in the ordinary course of business, any cancellation of any debts or claims owed to IQB, any capital expenditures or commitments therefor exceeding in the aggregate $5,000, any damage, destruction or casualty loss exceeding in the aggregate $5,000 (whether or not covered by insurance), or any charitable contributions or pledges;

         (f) Any amendment or termination of any contract, agreement, license, or arrangement to which IQB is or was a party or to which any assets of IQB are or were subject, which amendment or termination has had, or may be reasonably expected to have, an adverse effect on the financial condition, properties, assets, liabilities (accrued, absolute, contingent, or otherwise), income or business of IQB; or

         (g) Any other material transaction by IQB outside the ordinary course of business or any other event or condition pertaining to, and adversely affecting the operations, assets, liabilities (accrued, absolute, contingent, or otherwise), income or business of IQB.

         4.10     Assets.
                  ------

         (a) IQB has good and indefeasible title to all of its properties, interests in properties, and assets, real and personal, free and clear of all mortgages, liens, pledges, charges, or encumbrances of any nature whatsoever, except liens for current taxes not yet due and payable;

         (b) All of IQB's machinery, equipment, appliances, motor vehicles and fixtures is in good operating condition and repair, subject only to ordinary wear and tear;

         (c) All of the inventories of IQB (including, without limitation, raw materials, spare parts and supplies, work-in-process, finished goods) consist of items of a quality, condition and quantity useable and saleable in the normal course of business; and

         (d) All of the accounts receivable of IQB are valid, subsisting, and genuine, arose out of bona fide transactions and are current and collectible, subject to reserves reflected on the Balance Sheets.

         4.11     Contracts.
                  ---------

         (a) All leases, contracts, agreements, arrangement or commitments to which IQB is a party are in good standing, valid, and effective; and

         (b) There is not, under any such lease, contract, agreement, arrangement or commitment, any existing or prospective default or event of default by IQB or event which with notice or lapse of time, or both would constitute a default and in respect to which IQB has not taken adequate steps to prevent a default from occurring; and, to the knowledge of any of the Shareholders, no other party to any such lease, contract, agreement, arrangement or commitment, is in default or breach thereof nor has any event occurred which with notice or lapse of time would constitute a breach or default of any of such lease, contract, agreement, arrangement or commitment.

         4.12     Permits.
                  -------

         (a) IQB holds all licenses, permits and authorizations required to carry on its business, and all such licenses, permits and authorizations are in good standing;

         (b) IQB is in full compliance with and not in default or violation with respect to any term or provision of any of its licenses, permits and authorizations;

         (c) No notice of pending, threatened, or possible violation or investigation in connection with, or loss of, any license, permit, or authorization of IQB, has been received by IQB;

         (d) None of the Shareholders has any knowledge that the issuance of such a notice is being considered or of any facts or circumstances which form the basis for the issuance of such a notice; and

         (e) No license, permit, or authorization of IQB is affected by the transactions provided for herein or contemplated hereby.

         4.13     Intellectual Property.
                  ---------------------

         (a) IQB possesses all patents, trademarks, service marks, trade names, business names, copyrights, and registered designs, and applications and registrations thereof, trade secrets, confidential know-how and other intellectual property, including, but not limited to, product formulations, drawings, technical specifications, manufacturing data, and test and development data (the foregoing intellectual property is collectively referred to hereinafter as the "Intellectual Property") necessary to the conduct of its businesses, and the loss or expiration of any Intellectual Property or group of Intellectual Property would not have an adverse effect on the conduct of its businesses;

         (b) No such loss or expiration is threatened, pending or reasonably foreseeable;

         (c) IQB owns all right, title, and interest in and to all of the Intellectual Property;

         (d) There have been no claims made against IQB for the assertion of the invalidity, abuse, misuse, or unenforceability of any of such rights, and there are no grounds for the same;

         (e) IQB has not received a notice of conflict with the asserted rights of others; and

         (f) The conduct of IQB's business has not infringed any Intellectual Property of others and, to the best of the knowledge of any of the Shareholders, the Intellectual Property of IQB has not been infringed by other persons.

         4.14     Employees.
                  ---------

         (a) IQB is not a party as an employer to any employment contract, agreement or understanding which is not terminable at will without any penalty, liquidated damages or other required payment;

         (b) IQB has satisfied all salaries, wages, unemployment insurance premiums, worker compensation payments, income tax, FICA and other deductions and any like payments required by law; and

         (c) IQB's employees are not unionized, and to the knowledge of any of the Shareholders, there have not been attempts to unionize them.

         4.15     Employee Benefit Plans.
                  ----------------------

         (a) Neither IQB nor any of its ERISA Affiliates sponsors or has ever sponsored, maintained, contributed to, or incurred an obligation to contribute to, any Employee Pension Benefit Plan;

         (b) No individual shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Employee Benefit Plan including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a direct result of the transactions contemplated by this Agreement;

         (c) No Employee Benefit Plan has participated in, engaged in or been a party to any non-exempt Prohibited Transaction, and neither IQB nor any of its ERISA Affiliates has had asserted against it any claim for taxes under Chapter 43 of Subtitle D of the Code and Sections 4971 et. seq. of the Code, or for penalties under ERISA Section 502(c), (i) or (1) with respect to any Employee Benefit Plan nor, to the knowledge of any of the Shareholders, is there a basis for any such claim. No officer, director or employee of IQB has committed a breach of any material responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Employee Benefit Plan;

         (d) Other than routine claims for benefits, there is no claim pending or to the knowledge of any of the Shareholders threatened, involving any Employee Benefit Plan by any person against such plan or IQB or any ERISA Affiliate. There is no pending or to the knowledge of any of the Shareholders threatened proceeding involving any Employee Benefit Plan before the Internal Revenue Service, the U.S. Department of Labor or any other governmental authority;

         (e) There is no material violation of any reporting or disclosure requirement imposed by ERISA or the Code with respect to any Employee Benefit Plan;

         (f) Each Employee Benefit Plan has at all times prior hereto been maintained in all material respects, by its terms and in operation, in accordance with ERISA and the Code. IQB and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each Employee Benefit Plan and applicable law or required to be paid as expenses under such Employee Benefit Plan. Each Employer Benefit Plan intended to be qualified under Code
                  Section 401(a) has received a determination letter to that effect from the Internal Revenue Service and no event has occurred and no amendment has been made that would adversely affect such qualified status;

         (g) With respect to any group health plans maintained by IQB or its ERISA Affiliates, whether or not for the benefit of IQB's employees, IQB and its ERISA Affiliate have complied in all material respects with the provisions of Part 6 of Title I of ERISA and 4980B of the Code. IQB is not obligated to provide health care benefits of any kind to its retired employees pursuant to any Employee Benefit Plan, including without limitation any group health plan, or pursuant to any agreement or understanding; and

         (h) IQB has made available to JVWeb a copy of the three (3) most recently filed federal Form 5500 series and accountant's opinion, if applicable, for each Employee Benefit Plan and all applicable Internal Revenue Service determination letters.

         For purposes of this Section 4.15, the following definitions shall apply:

         (t) "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

         (u)      "Code" means the Internal Revenue Code of 1986, as amended.

         (v) "Employee Benefit Plan means any employee benefit plan, as defined in Section 3(3) of ERISA, that is sponsored or contributed to by IQB or any ERISA Affiliate covering employees or former employees of IQB.

         (w) "Employee Pension Benefit Plan" means any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA.

         (x) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         (y) "ERISA Affiliate" of any person means any other person that, together with such person as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414 of the Code.

         (z) "Prohibited Transaction" means a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively.

         4.16     Litigation.
                  ----------
         (a) There is no pending suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation to which IQB is a party or which adversely affects or might adversely affect IQB;

         (b) IQB is not in default with respect to any judgment, order, writ, injunction, decree, or award applicable to it of any court or other governmental instrumentality or arbitrator; and

         (c) There is no action, suit, proceeding, or claim pending or, to the knowledge of any of the Shareholders, threatened against IQB by persons not a party to this Agreement wherein an unfavorable decision, ruling, or finding would render unlawful or otherwise adversely affect the consummation of the transactions contemplated by this Agreement.

         4.17     Compliance with Law.
                  -------------------

         (a) IQB is not in violation of, or in default with respect to, or in alleged violation of or alleged default with respect to, any applicable law, rule, regulation, permit, or any writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality, including without limitation, any laws, ordinances, rules, regulations, permits, or orders relating to the business of IQB, or the business operations and practices, health and safety, and employment practices of IQB;

         (b) IQB is not delinquent with respect to any report required to be filed with any governmental commission, board, bureau, agency, or instrumentality, or with any trade association or certification organization that has in the past certified or endorsed the business of IQB; and

         (c) IQB is not delinquent with respect to any reports required by private covenants or agreements to which it is a party.

         4.18 Taxes. IQB has delivered to JVWeb or its representatives as requested true, correct and complete copies of all federal, state, and other appropriate jurisdictional tax returns, reports, and estimates regarding IQB collectively, the "Returns").

         (a) Each of the Returns is complete, proper and accurate and has been timely filed with appropriate governmental agencies by IQB for each period for which such Return was due;

         (b) All taxes shown by the Returns to be due and payable have been timely paid;

         (c) The tax provision and accruals reflected in the Balance Sheets are adequate to cover the liability at the date thereof for all taxes based on income, sales, business, or assets, as well as any other taxes;

         (d) IQB has not given or been requested to give, or executed, any extension of time or waiver of any statute of limitations with respect to federal, state, or other political subdivision income or other tax for any period;

         (e) IQB has not received any notice of deficiency or assessment issued or proposed deficiency or assessment by the Internal Revenue Service or any other taxing authority; and

         (f) There is no pending audit or inquiry of IQB, nor has IQB received any oral or written notice of any proposed audit or inquiry by any taxing authority or jurisdiction.

         4.19     Insurance.
                  ---------

         (a) All insurance policies either maintained by IQB or maintained by any other person which relates to IQB or its assets in any manner as of the date hereof (collectively, the "Insurance Policies") are still in full force and effect, and all premiums due thereon have been paid;

         (b) IQB has complied in all material respects with the provisions of all Insurance Policies;

         (c)      No claim is pending under any of the Insurance Policies;

         (d) There are no outstanding requirements or recommendations by any insurance company that issued any of the Insurance policies or by any Board of Fire Underwriters or other similar body exercising similar functions or by any governmental authority exercising similar functions which requires or recommends any changes in the conduct of the business of, or any repairs or other work to be done on or with respect to any of the properties or assets of, IQB; and

         (e) IQB has not received any notice or other communication from any such insurance company within the three (3) years preceding the date hereof canceling or materially amending or materially increasing the annual or other premiums payable under any of the Insurance Policies, and (to any of the Shareholders's knowledge) no such cancellation, amendment or increase of premiums is threatened.

         4.20     Environmental Matters.
                  ---------------------

         (a) IQB is in compliance with all applicable federal, state and local laws and regulations relating to pollution control and environmental contamination including, but not limited to, all laws and regulations governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Materials (as defined below) and all laws and regulations with regard to record keeping, notification and reporting requirements respecting Hazardous Materials;

         (b) IQB has not received any notice from any governmental agency with respect to any alleged violation by it of any applicable federal, state or local environmental or health and safety statutes and regulations in connection with IQB's operations, nor does any of the Shareholders know of any basis for any investigation or proceeding against it by any federal, state or local environmental or health and safety enforcement agency in connection with the operation of the business;

         (c) IQB has not been alleged to be in violation of, or has been subject to any administrative or judicial proceeding pursuant to, such laws and regulations, either now or at any time during the past five years, and so far as any of the Shareholders is aware, there are no such threatened or proposed violations with respect to such locations;

         (d) There are no permits, licenses, consents, filings or other approvals necessary or required to be obtained or made by laws and regulations relating to Hazardous Material, pollution controls and environmental contamination in connection with IQB's business;

         (e) IQB is not a party to any contract or other agreement relating to the storage, transportation, treatment or disposal of Hazardous Materials;

         (f) There are no claims or facts or circumstances that any of the Shareholders reasonably believes could form the basis for the assertion of any claim relating to environmental matters involving IQB, including, but not limited to, any claim arising from past or present practices of the business of IQB, or with respect to properties now or previously owned or leased, as asserted under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.ss. ss.9601-9657 and any amendments thereto ("CERLA"), or the Resource Conservation and Recovery Act, 42 U.S..ss.ss.6901-6987 and any amendments thereto ("RCRA"), any other federal, state or local environmental statute, or the generation, use, treatment, disposal, discharge, ownership, operation, transportation, storage of Hazardous Materials, or any other related act or omission of IQB;

         (g) IQB is not subject to any remedial obligation under applicable law or administrative order or decree pertaining to environmental, health or safety statutes or regulations, including, without limitation, CERLA, RCRA or any similar state statute;

         (h) IQB has determined that no Hazardous Material or other substances known or suspected to pose a threat to health or the environmental have been disposed of or otherwise released on or near any real property or improvements of IQB, and there are no off-site locations where Hazardous Materials associated in any way with IQB have been generated, used, collected, treated, stored, transported, recycled, discharged or disposed of; and

         (i) To the best of any of the Shareholders's knowledge and belief, after diligent investigation and inquiry, no real property is owned or leased by IQB that is on any federal or state "Superfund" list or subject to any environmentally related liens, and no claim has been made or threatened alleging damages arising from any Hazardous Materials or other substances known or suspected to pose a threat to health or the environment.

         The term "Hazardous Materials" shall mean materials, substances, waste or by-products defined as "hazardous substances", "hazardous wastes" or "solid wastes" in CERLA, RCRA or any other federal, state or local environmental statute or regulation or any unwholesome toxic or radioactive material. For the purposes of this representation and warranty, the term "claim" shall mean any and all claims, demands, causes of action, suits, proceedings, administrative proceedings, losses, judgments, decrees, debts, damages, liabilities, costs, and attorneys' fees and other expenses regarding or against the assets of IQB.

         4.21     Transactions with Affiliated Parties.
                  ------------------------------------

         (a) There are no transactions currently engaged in between IQB and any party affiliated with IQB (other than transactions inherent in the normal capacities of shareholders, officers, directors, or employees);

         (b) Except for the ownership of non-controlling interests in securities of corporations the shares of which are publicly traded, no party affiliated with IQB has any investment or ownership interest, directly, indirectly, or beneficially, in any competitor or potential competitor, major supplier, or customer of IQB; and

         (c) There are no agreements to which IQB is a party under which the transactions contemplated by this Agreement (i) will require payment by IQB or any consent or waiver from any shareholder, officer, director, employee, consultant or agent of IQB, or (ii) will result in any change in the nature of any rights of any shareholder, officer, director, employee, consultant or agent of IQB under any such agreement.

         4.22 Securities Representations. Each Shareholder believes that such Shareholder is familiar with the business and financial condition, properties, operations and prospects of JVWeb, such Shareholder has been given full access to all material information concerning the condition, properties, operations and prospects of JVWeb, and such Shareholder has had an opportunity to ask such questions of, and to receive such information from, JVWeb as such Shareholder has desired and to obtain any additional information necessary to verify the accuracy of the information and data received; such Shareholder has such knowledge, skill and experience in business, financial and investment matters so that such Shareholder is capable of evaluating the merits and risks of an acquisition of JVWeb Common Stock; such Shareholder has reviewed such Shareholder's financial condition and commitments and that, based on such review, such Shareholder is satisfied that such Shareholder (a) has adequate means of providing for contingencies, (b) has no present or contemplated future need to dispose of all or any of JVWeb Common Stock to satisfy existing or contemplated undertakings, needs or indebtedness, (c) is capable of bearing the economic risk of the ownership of JVWeb Common Stock for the indefinite future, and (d) has assets or sources of income which, taken together, are more than sufficient so that such Shareholder could bear the loss of the entire value of JVWeb Common Stock; such Shareholder is acquiring JVWeb Common Stock solely for such Shareholder's own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of JVWeb Common Stock; such Shareholder understands that JVWeb Common Stock has not been registered under the Securities Act of 1933 or any state securities laws and therefore JVWeb Common Stock is "restricted" under such laws; and such Shareholder has not offered or sold any portion of JVWeb Common Stock and has no present intention of reselling or otherwise disposing of any portion of JVWeb Common Stock either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined event or circumstance.

         4.23 Finder's Fees; Certain Expenses. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by IQB and the Shareholders and their counsel directly with JVWeb and the Subsidiary and their counsel, without the intervention of any other person as the result of any act of any of them, and as far as is known to any of the Shareholders, without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or any similar payment.

         4.24 Untrue Statements. This Agreement, the schedules and exhibits hereto, and all other documents and information furnished by IQB or any of the Shareholders, or any of their respective representatives pursuant hereto or in connection herewith, do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein and therein not misleading or otherwise.

         4.25 Procurement of Investment Funds. IQB has procured investments funds in an amount equaling or exceeding $250,000, which investment funds will (upon completion of the Merger) be available for the unrestricted use for (and will be used for) the business of the Surviving Corporation.

                                    ARTICLE 5
                   REPRESENTATIONS, WARRANTIES, AND AGREEMENTS
                                OF THE SUBSIDIARY

         The Subsidiary hereby represents, warrants, and agrees to and with IQB and each Shareholder that:

         5.1. Organization and Standing of the Subsidiary. The Subsidiary is a corporation organized and in good standing under the laws of the state of Delaware. The Subsidiary has full requisite power and authority to carry on its business as it is now being conducted, and to own, operate, and lease the properties now owned, operated, or leased by it.

         5.2 Capacity to Enter into Agreement. The Subsidiary has full right, power and authority to execute and deliver this Agreement and all other agreements, documents and instruments to be executed in connection herewith and perform such its obligations hereunder and thereunder. The execution and delivery by the Subsidiary of this Agreement and all other agreements, documents and instruments to be executed by the Subsidiary in connection herewith have been authorized by all necessary action by the Subsidiary, other than for the approval of the Board of Directors and sole shareholder of the Subsidiary, which will be sought pursuant to this Agreement. When this Agreement and all other agreements, documents and instruments to be executed by the Subsidiary in connection herewith have been executed by the Subsidiary and delivered to IQB, this Agreement and such other agreements, documents and instruments will constitute the valid and binding agreements of the Subsidiary, enforceable against the Subsidiary in accordance with their respective terms, except as such enforceability may be limited by or subject to (a) any bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         5.3 Conflicts. The execution, delivery, and consummation of the transactions contemplated by this Agreement will not (a) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute a default (by way of substitution, novation or otherwise) under the terms of, any contract to which the Subsidiary is a party or by which the Subsidiary is bound or by which any of the assets of the Subsidiary is bound or affected, (b) violate any judgment against, or binding upon, the Subsidiary or upon the assets of the Subsidiary,
(c) result in the creation of any lien, charge or encumbrance upon any assets of the Subsidiary pursuant to the terms of any such contract, or (d) violate any provision in the charter documents, bylaws or any other agreement affecting the governance and control of the Subsidiary.

         5.4 Consents. No consent from, or other approval of, any governmental entity or any other person, which has not been obtained, is necessary in connection with the execution, delivery, or performance of this Agreement by the Subsidiary, other than for the approval of the Board of Directors and sole shareholder of the Subsidiary, which will be sought pursuant to this Agreement.

         5.5 Litigation. There is no action, suit, proceeding, or claim pending or, to the knowledge of the Subsidiary, threatened against the Subsidiary by persons not a party to this Agreement wherein an unfavorable decision, ruling, or finding would render unlawful or otherwise adversely affect the consummation of the transactions contemplated by this Agreement.

         5.6 Finder's Fees. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Subsidiary and its counsel directly with IQB and the Shareholders and their counsel, without the intervention of any other person as the result of any act by the Subsidiary, and so far as is known to the Subsidiary, without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finders' fee, or any similar payment.

                                    ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF JVWEB

         JVWeb hereby represents, warrants, and agrees to and with IQB and each Shareholder that:

         6.1. Organization and Standing of JVWeb. JVWeb is a corporation organized and in good standing under the laws of the state of Delaware. JVWeb has full requisite power and authority to carry on its business as it is now being conducted, and to own, operate, and lease the properties now owned, operated, or leased by it.

         6.2 Capacity to Enter into Agreement. JVWeb has full right, power and authority to execute and deliver this Agreement and all other agreements, documents and instruments to be executed in connection herewith and perform such its obligations hereunder and thereunder. The execution and delivery by JVWeb of this Agreement and all other agreements, documents and instruments to be executed by JVWeb in connection herewith have been authorized by all necessary action by JVWeb, other than for the approval of the Board of Directors of JVWeb, which will be sought pursuant to this Agreement. When this Agreement and all other agreements, documents and instruments to be executed by JVWeb in connection herewith are approved and authorized by the Board of Directors of JVWeb and are executed by JVWeb and delivered to IQB, this Agreement and such other agreements, documents and instruments will constitute the valid and binding agreements of JVWeb, enforceable against JVWeb in accordance with their respective terms, except as such enforceability may be limited by or subject to
(a) any bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         6.3 Conflicts. The execution, delivery, and consummation of the transactions contemplated by this Agreement will not (a) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute a default (by way of substitution, novation or otherwise) under the terms of, any contract to which JVWeb is a party or by which JVWeb is bound or by which any of the assets of JVWeb is bound or affected, (b) violate any judgment against, or binding upon, JVWeb or upon the assets of JVWeb, (c) result in the creation of any lien, charge or encumbrance upon any assets of JVWeb pursuant to the terms of any such contract, or (d) violate any provision in the charter documents, bylaws or any other agreement affecting the governance and control of JVWeb.

         6.4 Consents. No consent from, or other approval of, any governmental entity or any other person, which has not been obtained, is necessary in connection with the execution, delivery, or performance of this Agreement by JVWeb.

         6.5 Litigation. There is no action, suit, proceeding, or claim pending or, to the knowledge of JVWeb, threatened against JVWeb by persons not a party to this Agreement wherein an unfavorable decision, ruling, or finding would render unlawful or otherwise adversely affect the consummation of the transactions contemplated by this Agreement.

         6.6 Finder's Fees. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by JVWeb and its counsel directly with IQB and the Shareholders and their counsel, without the intervention of any other person as the result of any act by JVWeb, and so far as is known to JVWeb, without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finders' fee, or any similar payment.

         6.7 Valid Issuance. Each share of JVWeb Common Stock to be issued to the shareholders of IQB in connection with the Merger shall (when issued in accordance with this Agreement) be duly and validly authorized and issued, fully paid and non-assessable.

                                    ARTICLE 7
                                    COVENANTS

         7.1 Conduct of Business of IQB. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time or the termination of this Agreement, unless otherwise agreed to in writing by JVWeb, IQB shall conduct its business in the ordinary course consistent with past practice and shall use reasonable efforts to keep its assets in good repair and working order except for ordinary wear and tear, maintain any existing insurance on the assets, and preserve intact IQB's business. Without limiting the generality of the foregoing, after the date hereof and until the Effective Time or the termination of this Agreement, IQB shall not (a) make any acquisition, by means of a merger or otherwise, of a material amount of assets or securities, other than acquisitions in the ordinary course consistent with past practice;
(b) agree to any sale, lease, encumbrance or other disposition of a material amount of assets or securities or any material change in its capitalization, other than sales or other dispositions in the ordinary course consistent with past practice; (c) enter into any material contract other than in the ordinary course of business or agree to any release or relinquishment of any material contract rights; (d) incur any long-term debt or short-term debt for borrowed money except for debt incurred in the ordinary course consistent with past practice; or (e) agree in writing or otherwise to take any of the foregoing actions.

         7.2 Acquisition Proposals. Each of JVWeb and IQB agrees that it shall not, directly or indirectly, and shall instruct its officers, directors, employees, agents or advisors or other representatives or consultants not to, directly or indirectly, until the Effective Time or the termination of this Agreement, solicit or initiate any proposals or offers from any person relating to any acquisition, purchase or sale of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with, JVWeb or IQB.

         7.3 Access to Information. Between the date hereof and the Effective Time, IQB shall (a) give JVWeb and its authorized representatives such access during regular business hours to IQB's books, records, properties, personnel and to such other information as JVWeb reasonably request and shall instruct IQB's independent public accountants to provide access to their work papers and such other information as JVWeb may reasonably request, and (b) cause its officers to furnish JVWeb with such financial and operating data and other information with respect to the business and properties of IQB as JVWeb may reasonably request.

         7.4 Best Efforts. Upon the terms and subject to the conditions hereof, all of the parties hereto agree to use their best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and to cooperate in connection with the foregoing, including using best efforts (a) to obtain any necessary waivers, consents and approvals from other parties to material notes, licenses, agreements, and other instruments and obligations; (b) to obtain any material consents, approvals, authorizations and permits required to be obtained under any federal, state or local statute, rule or regulation; (c) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; and (d) promptly to effect all necessary filings and notifications. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Surviving Corporation shall take all such action on behalf of IQB and the Subsidiary.

         7.5 Board of Directors. Subject to full compliance with all applicable laws, rules and regulations (including, without limitation, Section 14(f) of and Rule 14f-1 under the Securities Exchange Act of 1934), as soon as possible after the Effective Time, the Board of Directors of JVWeb shall be expanded to a total of seven seats. Subject to the preceding, as soon as possible after the Effective Time, JVWeb shall take all action as is necessary to cause Pierre Cote, Greg Micek, Eric McAfee, Lance Heflin, Sylvie Lariviere and two other persons selected by the preceding five persons to be elected to the expanded Board of Directors. JVWeb shall take, at its expense, all action necessary to effect any such election, including mailing to its stockholders the information required by Section 14(f) of and Rule 14f-1 under the Securities Exchange Act of 1934. As a condition to the consummation of the Merger, Greg Micek, on the one hand, and the Shareholders, on the other hand, shall enter into a Voting Agreement (in form and containing terms, provisions and conditions satisfactory to them) providing that, for two years after the Effective Date, the Shareholders shall cast all votes they have with respect to JVWeb Common Stock in favor of Mr. Micek or his designee for a single seat on the Board of Directors of JVWeb in any election of board members. Also, subject to all of the preceding, as soon as possible after the Effective Time, JVWeb shall establish an Audit committee comprised of Eric McAfee and Lance Heflin, and a Compensation committee comprised of Greg Micek, Eric McAfee, Pierre Cote and Lance Heflin.

         7.6 Indemnification. All parties hereto hereby agree that all rights to indemnification, exculpation, advancement of expenses and the like now existing in favor of any director or officer of JVWeb or its subsidiaries (the "Indemnified Parties") as provided in their respective charters or bylaws, or in an agreement between an Indemnified Party and JVWeb or one of its subsidiaries, are contract rights and shall survive the Merger. In addition, and without limiting the foregoing, at all times after the Effective Date, JVWeb shall indemnify all Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of JVWeb or any of its subsidiaries, or as trustees or fiduciaries of any plan for the benefit of employees, occurring at or prior to the Effective Time, including, without limitation, the transactions contemplated by this Agreement. Without limiting the foregoing, at all times after the Effective Date, in the event any such Indemnified Party is or becomes involved in any capacity in any action, complaint, petition, investigation, suit, audit, arbitration, litigation or other proceeding, whether civil or criminal, in law or in equity, before any arbitrator or governmental entity in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring at or prior to, and including, the Effective Time, JVWeb shall pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith so long as such party shall enter into an undertaking with JVWeb to reimburse JVWeb, to the extent required by applicable law, for all amounts advanced if a court of competent jurisdiction shall ultimately determine, in a judgment that is not subject to appeal or review, that indemnification of such Indemnified Party is prohibited by applicable law. At all times after the Effective Date, JVWeb shall pay all expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 7.6. Moreover, for six years after the Effective Time, JVWeb shall cause to be maintained in effect in its certificate of incorporation and bylaws, and shall not eliminate or modify, JVWeb's current provisions regarding the elimination of liability of directors and the indemnification of officers, directors and employees and advancement of expenses. The obligations of JVWeb under this Section 7.6 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the consent of such Indemnified Party (it being expressly agreed that Indemnified Parties shall be third party beneficiaries of this Section 7.6).

         7.7 Voting Agreement. Each Shareholder agrees to vote all shares of IQB Common Stock owned by such Shareholder in favor of the Merger. The voting obligations imposed by this Section 7.7 are secured by the proxy granted in this
Section 7.7, and the holders of such proxy shall be entitled to exercise such proxy to fulfill the voting obligations under this Section 7.7 of the grantors of such proxy. Each Shareholder, by these presents does hereby irrevocably make, constitute and appoint Greg J. Micek and Lewis Ball, acting collectively or singly, as such Shareholder's true and lawful proxies, agents and attorneys-in-fact for the limited purpose and with the limited authority as herein expressed, to act for, on behalf of, and in such Shareholder's name, place and stead, hereby giving and granting to said proxies, agents and attorneys-in-fact full power and authority, acting collectively or singly, to vote on behalf of such Shareholder in favor of the Merger to fulfill the voting obligations of such Shareholder pursuant to this Section 7.7 above. The proxy granted by this Section 7.7 is irrevocable, but shall automatically terminate upon the earlier to occur of the termination of this Agreement or the consummation of the Merger. The proxy granted by this Section 7.7 is coupled with an interest by virtue of the voting agreement provided for in this Section
7.7 above and certain other matters as well. All certificates representing IQB Common Stock now owned or that may hereafter be acquired by a Shareholder shall, at the request of JVWeb, be endorsed on the back thereof with a legend describing the voting obligations imposed and the proxy granted by this Section 7.7.

         7.8 Assumption of 2001 Stock Plan. At the Effective Time, JVWeb shall assume the rights, obligations and issuances under the 2001 Stock Plan of IQB (the "Stock Plan"). JVWeb agrees to use its best efforts to cause the securities to be issued pursuant to the Stock Plan to be registered on a Registration Statement on Form S-8 within 60 days after the Effective Time. The Company shall not, without the consent of Micek, establish or maintain in existence one or more stock plans (in any form) whereby the aggregate number of shares of JVWeb Common Stock available under the plan(s) (whether already issued, or reserved or otherwise available for issuance, pursuant to the plan(s)) exceeds 10% of the then outstanding shares of the JVWeb Common Stock.

         7.9 Press Releases. JVWeb, the Subsidiary and IQB will seek to consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby.

                                    ARTICLE 8
                                 INDEMNIFICATION

         8.1 Survival of Representations and Warranties. All of the representations and warranties made by the parties hereto in this Agreement or pursuant hereto, shall be continuing and shall survive the closing hereof and the consummation of the transactions contemplated hereby, notwithstanding any investigation at any time made by or on behalf of any party hereto.

         8.2 Indemnification by Shareholders. Each Shareholder, jointly and severally, shall protect, indemnify and hold harmless JVWeb, the Subsidiary and the Surviving Corporation, and their respective officers, directors, shareholders, attorneys, accountants, employees, affiliates, successors and assigns, from any and all demands, claims, actions, causes of actions, lawsuits, proceedings, judgments, losses, damages, injuries, liabilities, obligations, expenses and costs (including costs of litigation and attorneys' fees), arising from any breach of any agreement, representation or warranty made by any Shareholder in this Agreement.

         8.3 Indemnification by the Subsidiary. The Subsidiary shall protect, indemnify and hold harmless IQB and each Shareholder, and their respective officers, directors, shareholders, attorneys, accountants, employees, affiliates, heirs, beneficiaries, legal representatives, successors and assigns, from any and all demands, claims, actions, causes of actions, lawsuits, proceedings, judgments, losses, damages, injuries, liabilities, obligations, expenses and costs (including costs of litigation and attorneys' fees), arising from any breach of any agreement, representation or warranty made by the Subsidiary in this Agreement.

         8.4 Indemnification by JVWeb. JVWeb shall protect, indemnify and hold harmless IQB and each Shareholder, and their respective officers, directors, shareholders, attorneys, accountants, employees, affiliates, heirs, beneficiaries, legal representatives, successors and assigns, from any and all demands, claims, actions, causes of actions, lawsuits, proceedings, judgments, losses, damages, injuries, liabilities, obligations, expenses and costs (including costs of litigation and attorneys' fees), arising from any breach of any agreement, representation or warranty made by JVWeb in this Agreement.

                                    ARTICLE 9
                              CONDITIONS TO CLOSING

         9.1 Conditions to the Parties' Obligations to Close. The respective obligations of IQB, the Subsidiary and JVWeb to enter into the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) This Agreement and the Merger shall have been authorized and approved by the shareholders of IQB in accordance with the provisions of Section 1201 of the CCC, and by the Board of Directors and sole shareholder of the Subsidiary in accordance with Section 252 of the DGCL; and

         (b) As of the Effective Time, no action, suit or proceeding shall have been instituted or, to the knowledge of the parties, be pending or threatened before any court or other governmental body by any public agency or governmental authority seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated hereby or to seek damages or other relief in connection therewith against any officer or director of IQB, the Subsidiary or JVWeb; and

         (c) Each of the persons whose name appears on Schedule 9.1(c) hereto shall have entered into an Employment Agreements in the form of Exhibit 9.1(c) hereto, providing for employment with JVWeb of the person who is the employee thereunder, in such office of or position with JVWeb and for the salary and period of time indicated on Schedule 9.1(c) hereto with respect to such person; and

         (d) JVWeb and IQB shall have agreed upon an arrangement acceptable to them regarding the sale, spin-out or other disposition of all of JVWeb's pre-Merger businesses and operations and the satisfaction of all pre-Merger payables or other liabilities; and

         (e) All third party and other consents required for the Merger shall have been obtained; and

         (f) Dissenters' rights shall have been exercised with respect to no more than five percent (5%) of the outstanding shares of IQB Common Stock.

         9.2 Further Conditions to IQB's and Shareholders' Obligations to Close. The obligations of IQB and the Shareholders to enter into the Merger are further subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) Each of the representations and warranties of JVWeb and the Subsidiary contained in this Agreement shall be true and correct in all respects at and as of the Closing as if each such representation and warranty were made at and as of the Closing, JVWeb and the Subsidiary shall have performed in all respects all agreements and covenants required by this Agreement to be performed by them separately or collectively prior to or at the Closing, and at the Closing there shall be delivered to Shareholders and IQB customary bring-down certificates (each dated as of the Closing, signed by JVWeb and the Subsidiary) to the foregoing effects; and

         (b) Eric McAfee shall have entered into a Consulting Agreement in the form of Exhibit 9.2(b) hereto; and

         (c) All persons, who after the Merger will hold 5% or more of outstanding shares of JVWeb Common Stock or who will serve as a director or an executive officer of JVWeb, shall have entered into a lockup agreement in the form of Exhibit 9.2(c) hereto providing that, while continuing as a 5% stockholder or as a director or an executive officer, such persons shall comply with Rule 144 restrictions on any public sales of JVWeb Common Stock; and

         (d) Greg Micek and his investors shall have fulfilled their obligations pursuant to a separate agreement (reflected in the Letter of Intent entered into with respect to the Merger prior to the execution of this Agreement) pursuant to which they are obligated to match on a dollar-for-dollar basis (up to $500,000) such investment funds as Eric McAfee and his agents have procured on behalf of JVWeb (including all warrant exercises, private equity placements and other equity sales on behalf of JVWeb), and Mr. McAfee's procured funds and Mr. Micek's matched funds shall total at least $500,000; and

         (e) JVWeb shall have obtained directors & officers liability insurance in the amount of not less than $1 million.

         9.3 Further Conditions to the Subsidiary's and JVWeb Obligations to Close. The obligations of the Subsidiary and JVWeb to enter into the Merger are further subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) Each of the representations and warranties of the Shareholders contained in this Agreement shall be true and correct in all respects at and as of the Closing as if each such representation and warranty were made at and as of the Closing, Shareholders and IQB shall have performed in all respects all agreements and covenants required by this Agreement to be performed by them separately or collectively prior to or at the Closing, and at the Closing there shall be delivered to JVWeb and the Subsidiary customary bring-down certificates (each dated as of the Closing, signed by Shareholders and IQB) to the foregoing effects; and

         (b) The business, legal, technical and financial due diligence of IQB shall have been completed and shall be satisfactory to JVWeb in its sole discretion; and

         (c) There shall not have been any material adverse change in the financial condition, operations, business prospects, employee relations, customer relations, assets, liabilities (accrued, absolute, contingent, or otherwise) or income of the Merging Corporation, or the business of the Merging Corporation; and

         (d) The legal research and analysis as to the availability and anticipated perfection of exemptions from all applicable Federal and state securities offering registration requirements relating to the issuance of the JVWeb Common Stock in connection with the Merger shall have been completed and shall be satisfactory to JVWeb in its sole discretion; and

         (e) Greg Micek and the Shareholders shall have entered into the Voting Agreement described in Section 7.5; and

         (f) JVWeb shall have issued warrants to Mr. Micek and his investors (in consideration of their matching commitment described in Section 9.2(d) above), permitting them to purchase 500,000 shares of the JVWeb Common Stock at an exercise price of $1.00 per share with a maturity date of not later than June 30, 2002; and

         (g) JVWeb shall have entered into an agreement with Mr. Micek (in form satisfactory to Mr. Micek) obligating JVWeb to conduct an audit of the financial statements of the predecessor of IQB for inclusion in the Current Report on Form 8-K regarding the Merger if Malone & Bailey, PLLC (in its sole discretion) determines that such financial statements are required to be included in such Current Report.

                                   ARTICLE 10
                              ABANDONMENT OF MERGER

         Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after adoption and approval of this Agreement by the shareholders of IQB:

         (a) By mutual consent of the Boards of Directors of IQB, the Subsidiary and JVWeb; or

         (b) By the Board of Directors of IQB if any of the conditions set forth in Section 9.1 or 9.2 are not satisfied in any respect or waived by IQB on or before the Closing, or if the Closing has not occurred before the end of business hours on the Closing Date, other than due to a breach of this Agreement by IQB; or

         (c) By the Boards of Directors of JVWeb and the Subsidiary if any of the conditions set forth in Section 9.1 or 9.3 are not satisfied in any respect or waived by JVWeb and the Subsidiary on or before the Closing, or if the Closing has not occurred before the end of business hours on the Closing Date, other than due to a breach of this Agreement by either of JVWeb or the Subsidiary; or

         (d) By the Boards of Directors of JVWeb and the Subsidiary, if such Boards of Directors determine that the consummation of the transaction provided for herein would not, for any reason, be in the best interests of JVWeb, the Subsidiary and their respective shareholders.

                                   ARTICLE 11
                            MISCELLANEOUS PROVISIONS

         11.1 Complete Agreement. This Agreement contains a complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof, and all prior negotiations and agreements between the parties are superseded by this Agreement.

         11.2 Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party entitled to the benefit thereof, and any term, condition or covenant hereof (including, without limitation, the period during which any condition is to be satisfied or any obligation performed) may be amended by the parties at any time. Any waiver, extension or amendment shall be evidenced by any instrument in writing executed on behalf of the appropriate party or parties or on its behalf by its Chairman, President or any Vice President or other person who has been authorized by its Board of Directors to execute waivers, extensions or amendments on its behalf.

         11.3 Assignment; Binding Effect. This Agreement may not be assigned by either party without the written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

         11.4 Notices. Any notice, demand, claim or other communication under this Agreement shall be in writing and shall be deemed to have been given upon the delivery or mailing thereof, as the case may be, if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the parties at such address as a party may specify by notice to the other.

         11.5 Governing Law. AS TO ALL MATTERS OF LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH TEXAS LAW, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE BE APPLICABLE UNDER PRINCIPLES OF CONFLICTS OF LAW.

         11.6 Headings. Any headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.

         11.7 Execution of Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         11.8 Severability. If any provision of this Agreement is held or deemed to be, or in fact is, invalid, inoperative or unenforceable for any reason, this Agreement shall be construed as though such invalid, inoperative or unenforceable provision had never been contained in this Agreement.
                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

"JVWEB"                                            "SUBSIDIARY"

JVWEB, INC.,                                       IQB ACQUISITION CORPORATION,
a Delaware corporation                               a Delaware corporation


By:_________________________________               By:__________________________
         Greg J. Micek, President                     Greg J. Micek, President

"IQB"

I.Q. BIOMETRIX CALIFORNIA, INC.,
a California corporation


By:_________________________________
         Pierre Cote,
         Chief Executive Officer

"SHAREHOLDERS"



------------------------------------                 ---------------------------
         Pierre Cote                                        Sylvie Lariviere


------------------------------------
         Eric McAfee

                             Schedule of Exceptions

                         I.Q. BIOMETRIX CALIFORNIA, INC.
            SCHEDULE OF EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

                                February 27, 2002

         Set forth below are exceptions to the representations and warranties of I.Q. Biometrix California, Inc. made in Section 4 of the attached Agreement and Plan of Merger (the "Merger Agreement"). All disclosures and exceptions are intended to modify all of the Company's representations and warranties, and the Section headings used below are for convenience only.

1.       Section 4.2

         Capitalization does not include those shares issued pursuant to the closing of the current private placement of I.Q. Biometrix California, Inc. which closing is contingent upon the signing of the Merger Agreement.


2.       Section 4.4

         Certain Stock Issuances are subject to vesting or repurchase rights pursuant to the 2001 Stock Plan.